Exhibit 21.1
West Marine, Inc. and its subsidiaries do business under the following names: West Marine Products, West Marine, BoatU.S., Port Supply and West Marine Pro. The following is a list of the subsidiaries of West Marine, Inc., including the state of incorporation or jurisdiction of organization of each subsidiary:
West Marine Products, Inc., a California corporation
West Marine Puerto Rico, Inc., a California corporation
W Marine Management Company, Inc., a California corporation
West Marine Canada Corp., a Nova Scotia unlimited liability company
West Marine Insurance, Inc., a Vermont corporation